UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

(Amendment #1)

Check the appropriate box:

[ X ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)
[ ]	Definitive Information Statement

GLOBETRAC INC.

(Name of Registrant As Specified In Chapter)

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Schedule 14C - Information Statement - Amendment #1	Page 2

Amended Preliminary Copy

GLOBETRAC INC.
(a Delaware corporation)

INFORMATION STATEMENT
Date first mailed to stockholders:  ◆, 2012

Suite 404 - 55 SE 2nd Ave
Delray Beach, Florida
33444
(Principal Executive Offices)

We are not asking you for a proxy and you are requested not to send us a proxy.

Item 1.                       Information Required by Items of Schedule 14A.

a.	Introduction.

This Information Statement has been filed with the Securities and Exchange Commission and is being mailed or otherwise furnished to the registered stockholders of GlobeTrac in connection with the prior approval by the board of directors of GlobeTrac, and receipt by the board of approval by written consent of the holders of a majority of GlobeTrac’s outstanding shares of Common Stock, of a resolution to,

1.
approve a name change from “GlobeTrac Inc.” to the new name “Poly Shield Technologies Inc.”, or, if the new name is unacceptable to the applicable regulators having jurisdiction over the affairs of GlobeTrac, to any such other name that is approved by the board of directors in its sole discretion;

2.
approve a consolidation of the issued and outstanding shares of Common Stock of GlobeTrac, without correspondingly decreasing the number of authorized shares of Common Stock, on a 3 “old” shares for every one “new” share basis, which will result in a decrease of GlobeTrac’s issued and outstanding share capital from 100,183,198 shares to approximately 33,394,400 shares of Common Stock, not including any rounding up of fractional shares to be issued on consolidation;

3.	approve a change of the par value of the shares of Common Stock of GlobeTrac from a post-consolidated par value of $0.003 per share to an amended par value of $0.001 per share; and

4.	approve the amendment to Article First of the Articles of GlobeTrac as follows: “FIRST. The name of this corporation is Poly Shield Technologies Inc.”

5.
the amendment to Article Fourth of the Articles of GlobeTrac as follows:

“FOURTH.  The total number of shares of stock that this corporation will have authority to issue is Two Hundred and Five Million (205,000,000) with a par value of one mil ($0.001) per share.  Two Hundred Million (200,000,000) of those shares are Common Stock and Five Million (5,000,000) of those shares are Preferred Stock.  Each share of Common Stock will entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought.  The holders of shares of Preferred Stock will have no right to vote such shares, except (i) as determined by the Board of Directors of this corporation in accordance with the provisions of Section (3) of ARTICLE FIFTH of this Certificate of Incorporation, or (ii) as otherwise provided by the Delaware General Corporation Law, as amended from time to time.  The stockholders will not possess cumulative voting rights.  The holders of shares of capital stock of the corporation will not be entitled to pre-emptive or preferential rights to subscribe to any unissued stock or any other securities that the corporation may now or hereafter be authorized to issue.  The corporation’s capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.”

(collectively, the “Resolutions”).

GlobeTrac Inc.

Schedule 14C - Information Statement - Amendment #1	Page 3

Section 228 of the Delaware General Corporation Law and the By-laws of GlobeTrac provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if stockholders holding at least a majority of the voting power sign a written consent approving the action.

On May 14, 2012, the board of directors of GlobeTrac approved and recommended the Resolutions.  Subsequently, the holders of a majority of the voting power signed and delivered to GlobeTrac written consents representing at least 53.23% of the voting shares of Common Stock approving the Resolutions, in lieu of a meeting.  Since the holders of the required majority of shares of Common Stock have approved the Resolutions, no other votes are required or necessary and no proxies are being solicited with this Information Statement.

GlobeTrac has obtained all necessary corporate approvals in connection with the Resolutions and your consent is not required and is not being solicited in connection with the approval of the Resolutions.  This Information Statement is furnished solely for the purpose of informing stockholders in the manner required under the Securities Exchange Act of 1934 of these corporate actions before they take effect.

The Resolutions will not become effective until (i) the date the Company receives confirmation from FINRA regarding the approval and effective date of the corporate action, or, (ii) such later date as approved by the board of directors, in its sole discretion.  The Certificate of Amendment will be filed with the Secretary of State of Delaware and is expected to become effective on or about June ◆, 2012.

This Information Statement is dated June ◆, 2012 and is first being mailed to stockholders on or about June ◆, 2012.  Only stockholders of record at the close of business on May 14, 2012 are entitled to notice of the Resolutions and to receive this Information Statement.

Reasons for the Amendments to Articles

The amendment to the Articles of Incorporation of GlobeTrac to change its name is being made to provide GlobeTrac with a name that more accurately reflects the focus of its new business as discussed below.

Also, the amendment to the Articles of Incorporation of GlobeTrac to consolidate its issued and outstanding shares of Common Stock is being made, in part, to provide GlobeTrac with more flexibility and opportunities to conduct equity financings and to increase the liquidity of GlobeTrac’s Common Stock and enhance GlobeTrac’s ability to attract future financing.

On March 12, 2012, GlobeTrac entered into a license agreement with an option to purchase (the “License Agreement”) with Teak Shield Corp. and its owners Robert and Marion Diefendorf (collectively, the “Licensor”). Pursuant to the terms and conditions of the License Agreement, GlobeTrac has acquired a license to market and sell certain licensed products.  In addition, pursuant to the terms and conditions of the License Agreement, GlobeTrac has the option to purchase, 100% of the Licensor’s ownership and interest in its proprietary rights and assets including all licensed products, manufacturing, patents, intellectual property, technology, contracts, trademarks, and goodwill.  See Exhibit 10.10 – License Agreement filed with GlobeTrac’s Form 8-K on March 16, 2012 for more details on the License Agreement and the option to purchase the technology.

Potential Anti-takeover Effect

Release No. 34-15230 of the staff of the Securities and Exchange Commission requires disclosure and discussion of the effects of any shareholder proposal that may be used as an anti-takeover device.  The additional Common Stock that will be available for issuance following the approval of the Resolutions could have material anti-takeover consequences, including the ability of GlobeTrac’s board of directors to issue additional shares of Common Stock without additional shareholder approval because unissued shares of Common Stock could be issued by GlobeTrac’s board of directors in circumstances that may have the effect of delaying, deterring or preventing takeover bids.  For example, without further shareholder approval, GlobeTrac’s board of directors could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover.  In addition, because shareholders do not have preemptive rights under the Articles of Incorporation, the rights of existing shareholders may (depending on the particular circumstances in which the additional shares of Common Stock are issued) be diluted by any such issuance and increase the potential cost to acquire control of GlobeTrac.

GlobeTrac Inc.

Schedule 14C - Information Statement - Amendment #1	Page 4

Also, the increase in the number of unissued shares of Common Stock that could be issued as a result of the approval of the Resolutions may affect the rights of existing holders of Common Stock to the extent that future issuances of shares of Common Stock reduce each existing shareholder’s proportionate ownership and voting rights in GlobeTrac.  In addition, possible dilution caused by future issuances of shares of Common Stock could be accompanied by a decline in the market price of GlobeTrac’s shares, assuming a market for GlobeTrac’s shares of Common Stock continues.

In proposing the Resolutions GlobeTrac’s board of directors was, in part, motivated by its desire to provide sufficient shares to permit the acquisition of other business and financial considerations, and not by the threat of any attempt to accumulate shares or otherwise gain control of GlobeTrac.  However, shareholders should nevertheless be aware that approval of Resolutions could facilitate future efforts to deter or prevent changes of control in the future.

Other than the Resolutions, the Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of GlobeTrac.  While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, GlobeTrac currently has no intent or plans or proposals to employ the additional unissued authorized shares as an anti-takeover device or to adopt other provisions or enter into other arrangements that may have anti-takeover ramifications.

GlobeTrac has no anti-takeover mechanisms present in its governing documents or otherwise.  GlobeTrac confirms that there are no plans or proposals to adopt any such provisions or mechanisms or to enter into any arrangements that may have material anti-takeover consequences.

Other provisions of GlobeTrac’s Articles of Incorporation and Bylaws may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of GlobeTrac or changing its Board of Directors and management.  According to GlobeTrac’s Articles of Incorporation and Bylaws, the holders of GlobeTrac’s Common Stock do not have cumulative voting rights in the election of GlobeTrac’s directors.  The combination of the present ownership by a few stockholders of a significant portion of GlobeTrac’s issued and outstanding Common Stock and lack of cumulative voting makes it more difficult for other stockholders to replace GlobeTrac’s Board of Directors or for a third party to obtain control of GlobeTrac by replacing its Board of Directors.

However, Delaware, like many other states, permits a corporation to adopt a number of measures designed to reduce a corporation's vulnerability to unsolicited takeover attempts through amendment of the corporate charter or bylaws or otherwise, such as certain defensive strategies that include, but are not limited to, the adoption of a severance plan for management and key employees, which becomes effective upon the occurrence of a change in control, the establishment of a staggered board of directors, the elimination of the right to remove a director other than for cause, and the authorization of preferred stock, the rights and preferences of which may be determined by the board.  None of these measures have been adopted by GlobeTrac or will be adopted as part of the Resolutions.

Dissenters’ Right of Appraisal.

Under Delaware General Corporation Law and the Articles and By-laws of GlobeTrac, holders of Common Stock of GlobeTrac are not entitled to dissenters’ appraisal rights in connection with the Resolutions.

b.	Voting Securities and Principal Holders Thereof

As of May 14, 2012, there were 100,183,198 outstanding shares of Common Stock of GlobeTrac, each of which was entitled to one vote for the purpose of approving the Resolutions.  Stockholders of record at the close of business on May 14, 2012 (the date of the stockholders’ written consent) were furnished copies of this Information Statement.

GlobeTrac confirms that there are no convertible securities in existence that are convertible into shares of Common Stock with the exception of:

GlobeTrac Inc.

Schedule 14C - Information Statement - Amendment #1	Page 5

Convertible notes in the amount of $38,630 including interest that may be converted, at the option of the lender, into restricted shares of common stock in the capital of the Company at the lower of $0.50 or the market price of the shares at the time of the conversion. These notes are unsecured, due on demand and at 7% interest compounded monthly.

Convertible notes in the amount of $16,699 including interest that may be converted, at the option of the lender, into restricted shares of common stock in the capital of the Company at the lower of $0.50 or the market price of the shares at the time of the conversion. These notes are unsecured, due on demand and at 7% interest compounded monthly.

(i)         Security Ownership of Certain Beneficial Owners (more than 5%)

To the best knowledge of GlobeTrac, the following table sets forth all persons beneficially owning more than 5% of the Common Stock of GlobeTrac as at May 14, 2012.  Unless otherwise indicated, each of the following persons may be deemed to have sole voting and dispositive power with respect to such shares.

(1) Title of Class	(2) Name and Address of Beneficial Owner	(3) Amount and Nature of Beneficial Owner [1]	(4) Percent of Class [2]
shares of Common Stock	Karen Briginshaw Suite 610 – 1100 Melville Street Vancouver, British Columbia V6E 4A6 Canada	26,382,532[1] [4]	26.3%
shares of Common Stock	Jim Pratt 32 Greenwich Road, Greenwich Sydney, New South Wales 2065 Australia	13,563,602 [3]	13.5%
shares of Common Stock	Gregory M. Pek 9 Tehran Street, Merville Village Paranaque City, Metro Manila The Philippine	8,083.010	8.0%
shares of Common Stock	Otter Crique Ventures Limitée Suite 610 – 1100 Melville Street Vancouver, British Columbia V6E 4A6 Canada	5,300,000	5.3%

[1]
The listed beneficial owner has no right to acquire any shares within 60 days of the date of this Information Statement from options, warrants, rights, conversion privileges or similar obligations except as described in note [4].

[2]	Based on 100,183,198 shares of Common Stock issued and outstanding as of May 14, 2012.
[3]	This number includes 4,000,000 shares that are beneficially owned indirectly.
[4]
A company controlled by Karen Briginshaw has the right to convert a 16,699 loan, including interest, into restricted shares at the current market price of $0.18 for a total of 92,772 shares of Common Stock. This number includes the 92,772 shares that would be issued and beneficially owned indirectly.

(ii)         Security Ownership of Management

(1) Title of Class	(2) Name and Address of Beneficial Owner	(3) Amount and Nature of Beneficial Owner	(4) Percent of Class [1]
shares of Common Stock	Mitchell Reed Miller 782C High Point Dr. E Delray Beach, FL 33445	Nil	0%
shares of Common Stock	John daCosta 610 – 1100 Melville Street Vancouver, British Columbia V6E 4A6 Canada	Nil	0%
shares of Common Stock	Directors and Executive Officers (as a group)	Nil	0%

[1]	Based on 100,183,198 shares of Common Stock issued and outstanding as of May 14, 2012.

GlobeTrac Inc.

Schedule 14C - Information Statement - Amendment #1	Page 6

(iii)         Changes in Control

GlobeTrac is not aware of any other arrangement that may result in a change in control of GlobeTrac.

Item 2.                      Statement That Proxies Are Not Solicited.

We are not asking you for a proxy and you are requested not to send us a proxy.

Item 3.                      Interest of Certain Persons in or Opposition to Matters to Be Acted Upon.

Holders of a majority of GlobeTrac’s outstanding shares of Common Stock approved the Resolutions on May 14, 2012.   At that time and as of the date of this Information Statement, John daCosta has no beneficial ownership in any shares of Common Stock in the capital of GlobeTrac.

Management has not received any notice of opposition to the Resolutions.

Item 4. Proposals by Security Holders.

Not applicable as no proposals submitted.

By Order of the Board of Directors

Dated: May 25, 2012	/s/ Mitchell Reed Miller
Mitchell Reed Miller – CEO

GlobeTrac Inc.